Exhibit 10(xliii)

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made as of this 27th day of January, 2012, by and between Crescent State Bank (the “Bank”), a North Carolina-chartered bank and Thomas E. Holder, Jr. (the “Executive”), a resident of the State of North Carolina.

Introduction

The Bank and the Executive previously entered into that certain employment agreement dated February 23, 2011 (the “Employment Agreement”). The Executive has continued to be employed by the Bank pursuant to the terms of the Employment Agreement through the Termination Date, as set forth below. The parties now mutually desire to enter into this Agreement for the purpose of terminating the Employment Agreement and the employment relationship between the parties on mutually satisfactory terms.

NOW, THEREFORE, in consideration of the premises and terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Termination of Employment Relationship. The Employment Agreement and the employment relationship between the parties is hereby terminated effective as of the close of business on January 27, 2012 (the “Termination Date”). The parties acknowledge that Executive’s termination from employment will result in a “separation from service” as defined in Section 409A of the Internal Revenue Code and further acknowledge that the circumstances of the termination of the employment relationship are contemplated by the terms of the Employment Agreement. Executive further agrees that he has resigned from all of his positions as an officer of the Bank and any and all affiliates of the Bank on or before the Termination Date.

2.	Effective Date. This Agreement shall be effective as of the Termination Date.

3.	Consideration. The Executive is required to enter into this Agreement pursuant to the express terms of the Employment Agreement as a condition to receiving the lump sum cash payment equal to one (1) times the Executive’s “annual compensation” (as defined in the Employment Agreement). If Executive fails or refuses to execute this Agreement, or if Executive revokes this Agreement as provided herein, Executive will not be entitled to the consideration set forth in this Section. Whether or not Executive executes this Agreement, the Bank will pay Executive any and all wages for all hours worked up to and through the Termination Date within the appropriate time frame required by applicable law. Federal, state and local tax withholdings may be applied to the above consideration as determined by the Bank in its sole discretion consistent with applicable law. The consideration will be paid, or commence, as applicable, in the time and manner contemplated by Section 5 of the Employment Agreement, subject to Section 5 below.

4.	Release.

a.	In consideration of the amounts being paid to the Executive in Section 3 above, Executive, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Bank, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Bank” or the “Releasees”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Executive signs this Agreement.

Specifically included in this waiver and release are, among other things, any and all claims related to any severance pay plan, any and all claims related to Executive’s employment and separation from employment or otherwise, including without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) the Equal Pay Act ( 29 U.S.C. § 206(d)(1)); (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (“WARN”) Act; (12) the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; and (14) other federal, state and local discrimination laws, including those of the State of North Carolina.

Executive further acknowledges that Executive is releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including the Employment Agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

b.	The release in this Agreement does not apply to (1) base salary accrued (whether or not paid) up to the Termination Date; (2) subject to applicable law, all benefits and awards which pursuant to the terms of any employee benefit plans were earned on or before the Termination Date; and (3) unreimbursed business expenses incurred prior to the Termination Date for which Executive is entitled to reimbursement under the Bank’s policies. Finally, the above release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation or claims that cannot be released by private agreement.

5.	Advice of Counsel / Consideration and Revocation Periods. Executive hereby acknowledges and agrees that this Agreement and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth herein shall be applicable, without limitation, to any claims brought under these Acts.

Executive acknowledges that he has been and is hereby advised by the Bank to consult with an attorney in regard to this matter. Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation.

Executive further acknowledges that Executive has been given more than twenty-one (21) days from the time that Executive receives this Agreement to consider whether to sign it. Executive shall have seven (7) days from the date Executive signs this Agreement to revoke the Agreement. To revoke, Executive must ensure that written notice is delivered to Scott Custer, Chief Executive Officer, Crescent Financial Bancshares, Inc., 1005 High House Road, Cary, North Carolina 27513-3586 by the end of the day on the seventh calendar day after Executive signs this Agreement. If Executive does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.

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6.	Non-Admission. This Agreement shall in no way be construed as an admission by the Bank that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Bank. The Bank specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, its employees or its agents.

7.	No Filing of Claims. Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against the Bank with any administrative, state, federal, or governmental entity or agency or with any court. Nothing herein is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation. Executive, however, shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Bank, without regard as to who brought said complaint or charge.

8.	Non-Disparagement. Executive promises that Executive will not, from and after the date of execution of this Agreement, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments, or remarks, whether oral, in writing, or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame, disparage or damage the reputation of any of the Releasees. Executive agrees not to make any statements about any of the Releasees to anyone (including without limitation the press, any newspaper, magazine, radio station, television station, website, blog, or chat room) without the prior written consent of the Bank. Nothing contained in this Section is intended to prevent Executive from (a) complying with the requirements and policies of any federal or state agency, (b) cooperating with any investigation or request for information from any state or federal government agency, or (c) testifying truthfully in any legal or administrative proceeding.

9.	Executive Acknowledgments.

a.	Executive acknowledges and agrees and understands that the consideration described in Section 3 is not required by the Bank’s policies and procedures and that the consideration in Section 3 exceeds any and all pay and benefits to which Executive already may have been entitled by contract or law, other than pursuant to the Employment Agreement, and constitutes good, valuable and sufficient consideration for Executive’s covenants and agreements contained in this Agreement. Executive further acknowledges that payment of the amounts identified in Section 3 of the Agreement shall fully satisfy the Bank’s obligations to the Executive under the Employment Agreement

b.	Except as contemplated by Sections 3 and 4.b. above, Executive acknowledges, understands and agrees that Executive has been paid in full for all hours that Executive has worked for the Bank and that Executive has been paid any and all compensation or bonuses which have been earned by Executive through the date of execution of this Agreement.

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c.	Executive acknowledges and understands that, notwithstanding any provision of the Employment Agreement to the contrary, the restrictive covenants under Sections 7, 8 and 9 of the Employment Agreement and the enforcement provisions of Section 10 of the Employment Agreement shall remain in full force and effect.

d.	Executive acknowledges, understands and agrees that Executive has been notified of Executive’s rights under the Family and Medical Leave Act (FMLA) and state leave laws. Executive further acknowledges, understands and agrees that Executive has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Executive has been returned to Executive’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

e.	Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Bank’s policy and procedures, of any work-related injury or illness. Executive further acknowledges, understands and agrees that Executive has reported to the Bank’s management personnel any work-related injury or illness that occurred up to and including Executive’s last day of employment.

f.	Executive acknowledges, understands, and agrees that Executive has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

g.	Executive acknowledges, understands and agrees that Executive is responsible for the payment of any and all local, state, and/or federal taxes which may be attributable to the consideration set forth in Section 3 and indemnifies and holds the Bank harmless from such tax consequences, including interest and/or penalties, arising out of such payment to Executive. No representations have been or are made herein by or to any signatory to this Agreement regarding the tax consequences of this Agreement.

h.	Executive affirms that the only consideration for his signing this Agreement is that set forth in Section 3 and that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this document, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

10.	Cooperation. Executive agrees that he will fully cooperate with the Bank and make himself available to assist the Bank in transitioning any duties or responsibilities to other employees or vendors, if necessary. Executive further agrees that he will fully cooperate and consult with the Bank, answer questions for the Bank, and provide information as needed by the Bank from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Bank. Executive agrees to assist the Bank as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Bank. Executive agrees to meet at reasonable times and places with the Bank’s representatives, agents or attorneys for purposes of preparing for such activities. To the extent practicable and within the control of the Bank, the Bank will use reasonable efforts to schedule the timing of Executive’s participation in any such activities in a reasonable manner to take into account Executive’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Bank pre-approves and that Executive incurs for travel required by the Bank with respect to those activities.

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11.	Return of Property. Executive acknowledges, understands, and agrees that Executive will turn over to Scott Custer, Chief Executive Officer, Crescent Financial Bancshares, Inc., 1005 High House Road, Cary, North Carolina 27513-3586 all documents, files, memoranda, records, Bank confidential information, credit cards, records, books, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, PDAs and any other equipment or documents, and all other physical or electronic property of similar type that Executive received from the Bank and/or that Executive used in the course of his employment with the Bank and that are the property of the Bank. Executive agrees that Executive will not delete, destroy, or erase any data stored on or associated with such property, including but not limited to data stored on computers, phones, or other electronic devices. Executive further agrees to return to Mr. Custer any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Mr. Custer of the location of any electronic documents which are subject to a legal hold.

12.	Confidentiality of Agreement. Executive acknowledges, understands, and agrees that Executive has kept, and will keep, the terms, amount, value, and nature of consideration paid to Executive and the existence of this Agreement completely confidential and that Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive’s immediate family, accountants, attorneys, and other professional representatives who will be informed of and bound by this confidentiality clause. Executive agrees that Executive is responsible for informing these persons of the confidential nature of this Agreement and that any breach of this confidentiality provision by any of these persons shall be deemed a breach by Executive.

13.	Agreement Binding; Governing Law; Severability. The Bank and Executive agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced, and governed under the laws of the State of North Carolina. The provisions of this Agreement can be severed and, if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

14.	Entire Agreement. This Agreement sets forth the entire agreement between the Bank and Executive and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Bank and Executive pertaining to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement does not supersede the restrictive covenants under Sections 7, 8 and 9 of the Employment Agreement and the enforcement provisions of Section 10 of the Employment Agreement, which provisions shall remain in full force and effect, except as the parties may otherwise hereafter mutually agree in writing.

15.	Executive’s Attorneys Fees. Executive is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this Agreement on behalf of Executive.

16.	Legally Binding Agreement. Executive understands and acknowledges that this Agreement contains a full and final release of claims against the Bank and that Executive has agreed to its terms knowingly, voluntarily, and without intimidation, coercion, or pressure.

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This Agreement includes a release of all known and unknown claims through the date of this Agreement. Executive should carefully consider all of its provisions before signing it. Executive’s signature below indicates Executive’s understanding and agreement with all of the terms in this Agreement.

IN WITNESS WHEREOF, Executive and the Bank have executed this Agreement effective as of the Effective Date.

CRESCENT STATE BANK:

By:	/s/ Debra D. Edwards
Name:	Debra D. Edwards
Title:	Director of Human Resources

January 30, 2012 Date Signed

/s/ Thomas E. Holder, Jr. Thomas E. Holder, Jr.

January 27, 2012 Date Signed

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